May 2014 Preliminary Terms No. 161 Registration Statement No. 333-190038 Dated May 6, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019
Principal at Risk Securities
Unlike conventional debt securities, the Trigger Jump Securities, which we refer to as the securities, will pay no interest and do not guarantee any return of principal at maturity.  If the closing level of the EURO STOXX 50® Index on the valuation date is greater than or equal to the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus a percentage return equal to the greater of the underlier return and the fixed percentage of at least 40.25%.  If the closing level of the EURO STOXX 50® Index on the valuation date is less than the initial underlier value but greater than or equal to the trigger value, investors will receive the stated principal amount of their investment.  However, if the closing level of the EURO STOXX 50® Index on the valuation date is less than the trigger value, at maturity investors will lose a significant portion or all of the stated principal amount of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value.  This amount will be less than 60% of the stated principal amount and could be zero.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving a return equal to at least the fixed percentage and the limited protection against loss that applies only if the final underlier value is greater than or equal to the trigger value.  Investors may lose their entire initial investment in the securities. The securities are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the securities are subject to the creditworthiness of Barclays Bank PLC, and are not guaranteed by any third party.
SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlier:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:†	May , 2014 (expected to price on or about May 16, 2014)
Original issue date:†	May , 2014 (3 business days after the pricing date)
Valuation date:†	May 16, 2019, subject to postponement
Maturity date:†	May 21, 2019, subject to postponement
Interest:	None
Payment at maturity (per security):
▪    If the final underlier value is greater than or equal to the initial underlier value:
      $10 + ($10 × the greater of (i) underlier return and (ii) fixed percentage)
▪    If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value:
      $10
▪    If the final underlier value is less than the trigger value:
      $10 × underlier performance factor
This amount will be less than the stated principal amount of $10 and will represent a loss of at least 40%, and possibly all, of an investor’s initial investment.
Investors may lose their entire initial investment in the securities.  Any payment on the securities is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this document.

Fixed percentage:	At least 40.25%. The actual fixed percentage will be determined on the pricing date.
Trigger value:	, which is 60% of the initial underlier value
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$10	$10	$0.30	$9.70
Total	$	$	$	$
(1)
Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.300 and $9.477 per security.  The estimated value is expected to be less than the initial issue price of the securities.  See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.30 for each security they sell.  See “Supplemental Plan of Distribution.”

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days.  Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date.  Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.
Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this document.
Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013
Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this document relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this document if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete.  Any representation to the contrary is a criminal offense.

Terms continued from previous page:
CUSIP/ISIN:	06742K337 / US06742K3370
Closing level:
On any scheduled trading day, the closing level of the underlier as published at the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service page as set forth under “Underlier” above or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing level will be based on the alternate calculation of the underlier as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

Listing:	We do not intend to list the securities on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management (“MSWM”)
†
Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and the maturity date may be changed so that the stated term of the securities remains the same.  In addition, the maturity date and valuation date are subject to postponement, see “Additional Information about the Securities—Additional provisions—Postponement of maturity date,” “Additional Information about the Securities—Additional provisions—Postponement of valuation date” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”

Barclays Capital Inc.

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Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these securities are a part.  This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•           Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•           Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities.  The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities.  We made such discretionary election and determined

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this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019 Principal at Risk Securities

Investment Summary

Trigger Jump Securities
Principal at Risk Securities
The Trigger Jump Securities based on the Value of the EURO STOXX 50® Index due May 21, 2019 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a range of positive performance of the underlier less than the fixed percentage

▪
To provide limited protection against a loss of principal in the event of a decline of the underlier as of the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the securities are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	5 years
Fixed percentage:	At least 40.25%. The actual fixed percentage will be determined on the pricing date.
Trigger value:	60% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

 Key Investment Rationale

The securities offer a minimum positive return equal to the fixed percentage if the final underlier value is greater than or equal to the initial underlier value and uncapped 1:1 participation in any appreciation of the underlier above the fixed percentage.  If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of their investment. However, if the final underlier value is less than the trigger value, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% of that decline from the initial underlier value.  Investors may lose their entire initial investment in the securities.

Upside Scenario If the Underlier Appreciates
The final underlier value is greater than or equal to the initial underlier value.  In this case, at maturity, the securities pay the stated principal amount of $10 plus a percentage return equal to the greater of the underlier return and the fixed percentage of at least 40.25%.  The actual fixed percentage will be determined on the pricing date.

Par Scenario
The final underlier value is less than the initial underlier value but greater than or equal to the trigger value, which is 60% of the initial underlier value.  In this case, at maturity, the securities pay the stated principal amount of $10 per security even though the underlier has depreciated.

Downside Scenario
The final underlier value is less than the trigger value.  In this case, at maturity, the securities pay less than 60% of the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the underlier from the initial underlier value.  For example, if the final underlier value is 70% less than the initial underlier value, the securities will pay $3.00 per security, or 30% of the stated principal amount, for a loss of 70% of the stated principal amount.  There is no minimum payment at maturity on the securities, and you could lose your entire investment in the securities.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019 Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Hypothetical fixed percentage:	40.25%. The actual fixed percentage will be determined on the pricing date.
Trigger value:	60% of the initial underlier value

Trigger Jump Securities Payoff Diagram

How it works
▪
Upside Scenario. Under the hypothetical terms of the securities, if the final underlier value is greater than or equal to the initial underlier value, investors will receive the $10 stated principal amount plus a percentage return equal to the greater of the underlier return and the fixed percentage.

▪	If the underlier appreciates by 10%, investors would receive a return equal to the fixed percentage of 40.25%, or $14.025 per security, at maturity.
▪	If the underlier appreciates by 50%, investors would receive a return equal to the underlier return of 50%, or $15.000 per security, at maturity.
▪
Par Scenario.  If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, investors will receive the stated principal amount of $10 per security.

▪	For example, if the underlier depreciates by 5%, investors would receive the $10 stated principal amount.
▪
Downside Scenario.  If the final underlier value is less than the trigger value, investors will receive an amount that is significantly less than the $10 stated principal amount, by an amount based on a 1% loss of principal for each 1% decline in the underlier.  This amount will be less than 60% of the stated principal amount per security.  Investors may lose their entire initial investment in the securities.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.000 per security at maturity, or 50% of the stated principal amount.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019 Principal at Risk Securities

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities.  The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00.  The table and examples set forth below assume a hypothetical initial underlier value of 100.00, a hypothetical trigger value of 60.00 (or 60% of the hypothetical initial underlier value) and a hypothetical fixed percentage of 40.25%.  The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value.  Please see “EURO STOXX 50® Index Overview” below for recent actual values of the underlier.  The actual initial underlier value, trigger value and fixed percentage will be determined on the pricing date.  Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Securities
170.00	70.00%	N/A	$17.000	70.00%
160.00	60.00%	N/A	$16.000	60.00%
150.00	50.00%	N/A	$15.000	50.00%
140.25	40.25%	N/A	$14.025	40.25%
140.00	40.00%	N/A	$14.025	40.25%
130.00	30.00%	N/A	$14.025	40.25%
120.00	20.00%	N/A	$14.025	40.25%
110.00	10.00%	N/A	$14.025	40.25%
100.00	0.00%	N/A	$14.025	40.25%
90.00	-10.00%	N/A	$10.000	0.00%
80.00	-20.00%	N/A	$10.000	0.00%
70.00	-30.00%	N/A	$10.000	0.00%
60.00	-40.00%	N/A	$10.000	0.00%
50.00	-50.00%	50.00%	$5.000	-50.00%
40.00	-60.00%	40.00%	$4.000	-60.00%
30.00	-70.00%	30.00%	$3.000	-70.00%
20.00	-80.00%	20.00%	$2.000	-80.00%
10.00	-90.00%	10.00%	$1.000	-90.00%
0.00	-100.00%	0.00%	$0.000	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from an initial underlier value of 100.00 to a final underlier value of 110.00.
Because the final underlier value is greater than or equal to the initial underlier value and the underlier return of 10.00% is less than the fixed percentage, the investor receives a payment at maturity of $14.025 per $10 stated principal amount, calculated as follows:

$10 + ($10 × the greater of (i) underlier return and (ii) fixed percentage)
$10 + ($10 × fixed percentage)
$10 + ($10 × 40.25%) = $14.025

The total return on the securities is 40.25%, which is equal to the fixed percentage.

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Example 2: The value of the underlier increases from an initial underlier value of 100.00 to a final underlier value of 150.00.
Because the final underlier value is greater than or equal to the initial underlier value and the underlier return of 50.00% is greater than the fixed percentage, the investor receives a payment at maturity of $15.000 per $10 stated principal amount, calculated as follows:

$10 + ($10 × the greater of (i) underlier return and (ii) fixed percentage)
$10 + ($10 × underlier return)
$10 + ($10 × 50.00%) = $15.000

The total return on the securities is 50.00%.

Example 3: The value of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 70.00.

Because the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, the investor receives a payment at maturity equal to the stated principal amount of $10 per security.

The total return on the securities is 0.00%.

Example 4: The value of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 30.00.

Because the final underlier value is less than the trigger value and the underlier performance factor is 30%, the investor receives a payment at maturity of $3.000 per $10 stated principal amount, calculated as follows:

$10 × underlier performance factor
$10 × 30% = $3.000

The total return on the securities is -70.00%.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019 Principal at Risk Securities

Risk Factors
An investment in the securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.  Investing in the securities is not equivalent to investing directly in the underlier or any of the securities composing the underlier.  The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or Barrier Level”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The trigger feature provides protection only for a limited range of negative performance of the underlier, and the securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final underlier value is less than the trigger value (which is 60% of the initial underlier value), the payment at maturity will be an amount in cash that is significantly less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlier from the initial underlier value, and may be zero.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

▪
The fixed percentage provides an enhanced return only for a limited range of positive performance of the underlier.  The fixed percentage enhances returns only when the final underlier value is greater than or equal to the initial underlier value and the underlier return is less than the fixed percentage.  Accordingly, if the underlier depreciates or if the underlier appreciates by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield of the underlier, interest and yield rates, time remaining to maturity, supply and demand for the securities, geopolitical conditions and economic, financial, political and regulatory or judicial events, the exchange rates of the U.S. dollar relative to the currency in which the securities composing the underlier trade, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
Credit of Issuer. The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪
Investing in the securities is not equivalent to investing in the underlier.  Investing in the securities is not equivalent to investing in the underlier or the securities composing the underlier.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that compose the underlier.

▪
Adjustments to the underlier could adversely affect the value of the securities.  The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The payment at maturity of the securities is not based on the value of the underlier at any time other than at closing on the valuation date.  The payment at maturity will be based solely on the closing level of the underlier on the valuation date relative to the initial underlier value.  Therefore, if the value of the underlier drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for your securities may be significantly less than it would otherwise have been had such payment been linked to the value of the underlier at a time prior to such drop or after the value of the underlier had recovered. Although the value of the underlier on the maturity date or at other times during the term of the securities may be higher than the final underlier value, you will not benefit from the value of the underlier at any time other than at closing on the valuation date.

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▪
The securities do not provide direct exposure to fluctuations in foreign exchange rates.  The value of the securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier.  Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your payment at maturity.

▪
There are risks associated with investments in securities, such as the securities, linked to the value of non-U.S. equity securities.  The underlier is linked to the value of non-U.S. equity securities.  Investments in securities linked to the value of any non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪
The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your securities is expected to be lower than the initial issue price of your securities.  The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities.  The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪
The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market.  As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪
The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities.  Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities.  The price at which Barclays

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Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪
We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.  We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities

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The securities will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the securities.  We do not intend to list the securities on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities.  In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial underlier value, the trigger value and the final underlier value, whether the underlier has decreased below the trigger value and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and trigger value and, therefore, could increase the value at or above which the underlier must close so that the investor does not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.  In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019 Principal at Risk Securities

EURO STOXX 50® Index Overview
The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The EURO STOXX 50® provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the EURO STOXX 50 Index was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991.  The information on the EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

 Information on the EURO STOXX 50® Index as of market close on May 5, 2014:
Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,230.33
Current Closing Level:	3,171.29	52 Week Low:	3,091.52
52 Weeks Ago:	2,511.83

The following table sets forth the published high, low and period end closing levels of the EURO STOXX 50® Index for each quarter for the period of January 1, 2008 through May 5, 2014. The associated graph shows the closing levels of the EURO STOXX 50® Index for each day in the same period. The closing level of the EURO STOXX 50® Index on May 5, 2014 was 3,171.29. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification.  We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.  The historical performance of the underlier should not be taken as an indication of the future performance of the underlier during the term of the securities.

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15

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Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter (through May 5, 2014)	3,230.33	3,091.52	3,171.29

Underlier Historical Performance— January 2, 2008 to May 5, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 21, 2019 Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.
For a description of adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier.  Assuming this treatment is respected, gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this

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notice.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.30 for each security they sell.

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